Exhibit 99
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports Results for Third Quarter 2011:
50% Increase in Adjusted Net Income
And Record Backlog of $128 Million

WESTFORD, Mass., October 26, 2011 – Kadant Inc. (NYSE:KAI) reported revenues from continuing operations of $84.4 million in the third quarter of 2011, an increase of $17.9 million, or 27 percent, compared to $66.5 million in the third quarter of 2010. Revenues in the third quarter of 2011 included increases of $4.0 million, or 6 percent, from foreign currency translation and $1.6 million, or 2 percent, from acquisitions compared to the third quarter of 2010. Operating income from continuing operations in the third quarter of 2011 was $10.8 million, or 12.8 percent of revenues, compared to $6.3 million, or 9.4 percent of revenues, in the third quarter of 2010. Operating income in the third quarters of 2011 and 2010 included income of $2.3 million and $0.7 million, respectively, related to gains from the sale of assets. Net income in the third quarter of 2011 was $8.6 million, or $.70 per diluted share, compared to $4.5 million, or $.36 per diluted share, in the third quarter of 2010. Net income from continuing operations in the third quarter of 2011 was $9.8 million, or $.80 per diluted share, compared to $4.5 million, or $.36 per diluted share, in the third quarter of 2010. Net income from continuing operations in the third quarter of 2011 included after-tax gains from the sale of assets of $2.0 million, or $.16 per diluted share, and a benefit from discrete tax items of $2.1 million, or $.17 per share, primarily due to the favorable resolution of an uncertain tax position. Net income from continuing operations in the third quarter of 2010 included after-tax gains from the sale of assets of $0.7 million, or $.06 per diluted share. Loss from discontinued operation in the third quarter of 2011 was $1.2 million, or $.10 per diluted share, due to an increase in the estimated liability associated with the recently filed class action settlement disclosed in a Form 8-K filed today. Adjusted net income, a non-GAAP measure, in the third quarter of 2011 was $5.7 million, or $.47 per diluted share, increasing 50 percent compared to $3.8 million, or $.30 per diluted share, in the third quarter of 2010.

	Three Months Ended Oct. 1, 2011		Three Months Ended Oct. 2, 2010
Adjusted Net Income and Adjusted Diluted Earnings per Share (EPS) Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$8.6	$.70	$4.5	$.36
Loss from discontinued operation	1.2	.10	-	-
Income and Diluted EPS from Continuing Operations, as reported	9.8	.80	4.5	.36
Adjustments for the following:
Gains from the sale of assets	(2.0)	(.16)	(0.7)	(.06)
Benefit from discrete tax items	(2.1)	(.17)	-	-
Adjusted Net Income and Adjusted Diluted EPS	$5.7	$.47	$3.8	$.30

“We had another outstanding quarter,” said Jonathan W. Painter, president and chief executive officer of Kadant. “GAAP diluted EPS from continuing operations was $.80 and is the highest quarterly result achieved in our 19 years as a public company. Excluding the gains from the sale of a building and a benefit from discrete tax items, adjusted diluted EPS increased over 50 percent from last year’s third quarter to $.47. This exceeded our guidance of $.40 to $.42, largely due to higher than expected revenues, and included bad debt expense of $.03 for a customer bankruptcy which occurred during the quarter and was not reflected in our guidance.

“Revenues of $84 million also exceeded our guidance, which was $80 to $82 million. Revenues increased 27 percent compared to the third quarter last year and, encouragingly, included double digit increases in all our major product lines, led by stock-preparation, which was up 38 percent.

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“Bookings were $95 million in the third quarter of 2011, increasing 63 percent over last year’s third quarter and 9 percent over the second quarter of 2011. This strong bookings performance, one of our best ever, contributed to a record backlog of $128 million, which was up 89 percent over third quarter last year and 7 percent over the previous record high set in the second quarter of 2011. Our book-to-bill ratio was 1.13, marking the fourth consecutive quarter where bookings have exceeded revenues. In general, the bookings performance was very strong in both our North American and European-based operations, offsetting weak bookings in China. We were particularly pleased with the bookings in our chemical pulping business, where we won large orders from customers in Russia, China, and the United States.

“Cash flows from continuing operations were $12 million, doubling over last year’s third quarter. We ended the third quarter of 2011 with $48 million in cash. Our net cash position, that is, cash less debt, was $31 million, up $2 million over the second quarter of 2011, despite having repurchased over $9 million of our common stock during the third quarter. In a separate press release also issued today, we announced that our board of directors has authorized $30 million of stock repurchases through November 2012.

“I am also pleased to report that we have settled the class action lawsuit related to the composites decking products business sold in 2005. As a result of this settlement, we increased our estimated liability reported in the discontinued operation by $1.2 million in the third quarter of 2011 to $3.3 million, including $2.6 million for claims and $0.7 million for legal costs.

“We are still on track to have a record annual EPS performance in 2011, both on a GAAP and on an adjusted basis. Looking forward, as we firm up our shipment plans for the fourth quarter, we now estimate that gross margins will be lower than we had anticipated at the time of our July earnings call. We expect to achieve GAAP diluted EPS from continuing operations of $.56 to $.58 in the fourth quarter of 2011 on revenues of $92 to $94 million. For the full year we expect to achieve GAAP diluted EPS from continuing operations of $2.42 to $2.44 on revenues of $330 to $332 million, revised from our previous guidance of $2.15 to $2.25 on revenues of $325 to $335 million. Adjusted diluted EPS for the year, excluding the asset and tax gains recorded in the third quarter of 2011, is expected to be $2.09 to $2.11, as compared to our previous guidance of $2.15 to $2.25.”

Conference Call

Kadant will hold a webcast with a slide presentation on Thursday, October 27, 2011, at 11 a.m. eastern time to discuss its third quarter performance, as well as future expectations. To view this webcast, go to www.kadant.com and click on the “Investors” tab. To listen to the webcast via teleconference, call 866-804-6926 within the U.S., or +1-857-350-1672 outside the U.S. and reference participant passcode 83375884. An archive of the webcast presentation will be available on our Web site until November 25, 2011. In addition, shortly after the webcast, Kadant will post its general investor presentation incorporating the third quarter results on its Web site at www.kadant.com under the “Investors” tab. This presentation will be available until the end of the fourth quarter of 2011.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenues excluding the effect of foreign currency translation, adjusted operating income, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA.

We present increases or decreases in revenues excluding the effect of foreign currency translation to provide investors insight into underlying revenue trends. In addition, we exclude from certain financial measures restructuring costs, gains on the sale of assets and pension curtailment, and benefit from discrete tax items to give investors additional insight into our quarterly and annual operating performance, especially when compared to quarters in which such items had greater or lesser effect, or no effect. In addition, these items are excluded as they are either isolated or cannot be expected to occur again with any regularity or predictability and we believe are not indicative of our normal operating results.

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We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Adjusted diluted EPS in the three-month periods ended October 1, 2011 and October 2, 2010 was calculated using the reported weighted average diluted shares for each period.

Adjusted net income and adjusted diluted EPS exclude:

•
gains on the sale of assets, net of tax, of $2.0 million, or $.16 per diluted share, in the third quarter of 2011 and $0.7 million, or $.06 per diluted share, in the third quarter of 2010. We believe that this other income is not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs and other income or none at all.

•
discrete tax items of $2.1 million, or $.17 per diluted share, in the third quarter of 2011. These tax benefits were primarily due to the favorable resolution of an uncertain tax position. We believe that these tax benefits are not comparable to other periods, which may have differing levels of discrete tax items or none at all.

Adjusted EBITDA and adjusted operating income exclude gains from the sale of assets of $2.3 million in the three- and nine-month periods ended October 1, 2011. Adjusted EBITDA and adjusted operating income exclude a gain from the sale of assets of $0.7 million in the three-month period ended October 2, 2010, and gains from the sale of assets and pension curtailment of $1.3 million, offset by restructuring costs of $0.2 million in the nine-month period ended October 2, 2010. These items are excluded as they are either isolated or cannot be expected to occur again with any regularity or predictability and we believe are not indicative of our normal operating results.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
Consolidated Statement of Income	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010

Revenues	$84,358	$66,516	$238,495	$196,773

Costs and Operating Expenses:
Cost of revenues	48,347	37,214	130,685	109,428
Selling, general, and administrative expenses	26,080	22,465	76,374	66,270
Research and development expenses	1,408	1,326	4,123	3,904
Restructuring costs and other income, net (a)	(2,282)	(748)	(2,282)	(1,071)
	73,553	60,257	208,900	178,531

Operating Income	10,805	6,259	29,595	18,242
Interest Income	122	54	343	124
Interest Expense	(254)	(311)	(810)	(1,008)

Income from Continuing Operations before Provision
for Income Taxes	10,673	6,002	29,128	17,358
Provision for Income Taxes	774	1,431	5,974	3,864

Income from Continuing Operations	9,899	4,571	23,154	13,494

Loss from Discontinued Operation, Net of Tax	(1,156)	(5)	(1,165)	(14)

Net Income	8,743	4,566	21,989	13,480

Net Income Attributable to Noncontrolling Interest	(95)	(69)	(246)	(152)

Net Income Attributable to Kadant	$8,648	$4,497	$21,743	$13,328

Amounts Attributable to Kadant:
Income from Continuing Operations	$9,804	$4,502	$22,908	$13,342
Loss from Discontinued Operation, Net of Tax	(1,156)	(5)	(1,165)	(14)
Net Income Attributable to Kadant	$8,648	$4,497	$21,743	$13,328

Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$.81	$.36	$1.87	$1.08
Diluted	$.80	$.36	$1.85	$1.07

Earnings per Share Attributable to Kadant:
Basic	$.71	$.36	$1.78	$1.08
Diluted	$.70	$.36	$1.76	$1.07

Weighted Average Shares:
Basic	12,155	12,336	12,248	12,391

Diluted	12,276	12,487	12,387	12,509

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				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Product Line	Oct. 1, 2011	Oct. 2, 2010	(Decrease)	Translation (b,c)

Stock-Preparation	$33,031	$23,855	$9,176	$7,606
Fluid-Handling	25,310	21,597	3,713	2,080
Doctoring	14,017	12,272	1,745	1,212
Water-Management	9,933	6,915	3,018	2,769
Other	592	630	(38)	(65)

Papermaking Systems Segment	82,883	65,269	17,614	13,602
Fiber-based Products	1,475	1,247	228	228

	$84,358	$66,516	$17,842	$13,830

				Increase
				(Decrease)
				Excluding Effect
	Nine Months Ended			of Currency
	Oct. 1, 2011	Oct. 2, 2010	Increase	Translation (b,c)

Stock-Preparation	$88,674	$66,614	$22,060	$18,621
Fluid-Handling	72,414	61,732	10,682	6,820
Doctoring	41,774	37,478	4,296	2,887
Water-Management	25,263	21,986	3,277	2,537
Other	1,913	1,881	32	(75)

Papermaking Systems Segment	230,038	189,691	40,347	30,790
Fiber-based Products	8,457	7,082	1,375	1,375

	$238,495	$196,773	$41,722	$32,165

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	Oct. 1, 2011	July 2, 2011	(Decrease)	Translation (b,c)

Stock-Preparation	$33,031	$32,320	$711	$663
Fluid-Handling	25,310	24,471	839	1,004
Doctoring	14,017	13,694	323	495
Water-Management	9,933	8,515	1,418	1,524
Other	592	621	(29)	(3)

Papermaking Systems Segment	82,883	79,621	3,262	3,683
Fiber-based Products	1,475	2,836	(1,361)	(1,361)

	$84,358	$82,457	$1,901	$2,322

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				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Geography (d)	Oct. 1, 2011	Oct. 2, 2010	(Decrease)	Translation (b,c)

North America	$34,875	$31,733	$3,142	$2,791
Europe	28,497	21,110	7,387	5,000
China	18,716	10,893	7,823	6,727
South America	1,741	2,118	(377)	(480)
Australia	529	662	(133)	(208)

	$84,358	$66,516	$17,842	$13,830

				Increase
				Excluding Effect
	Nine Months Ended			of Currency
	Oct. 1, 2011	Oct. 2, 2010	Increase	Translation (b,c)

North America	$112,289	$103,188	$9,101	$8,044
Europe	75,048	62,475	12,573	7,092
China	43,182	24,747	18,435	16,164
South America	6,005	4,835	1,170	692
Australia	1,971	1,528	443	173

	$238,495	$196,773	$41,722	$32,165

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography (d)	Oct. 1, 2011	July 2, 2011	(Decrease)	Translation (b,c)

North America	$34,875	$38,128	$(3,253)	$(3,058)
Europe	28,497	25,286	3,211	3,678
China	18,716	15,689	3,027	2,749
South America	1,741	2,681	(940)	(907)
Australia	529	673	(144)	(140)

	$84,358	$82,457	$1,901	$2,322

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	Three Months Ended		Nine Months Ended
Business Segment Information	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010

Gross Profit Margin:
Papermaking Systems	42.8%	44.4%	45.0%	44.3%
Fiber-based Products	36.5%	28.3%	50.3%	46.8%

	42.7%	44.1%	45.2%	44.4%

Operating Income:
Papermaking Systems	$14,573	$10,101	$38,343	$27,300
Corporate and Fiber-based Products	(3,768)	(3,842)	(8,748)	(9,058)

	$10,805	$6,259	$29,595	$18,242

Adjusted Operating Income (c,e):
Papermaking Systems	$12,291	$9,353	$36,061	$26,229
Corporate and Fiber-based Products	(3,768)	(3,842)	(8,748)	(9,058)

	$8,523	$5,511	$27,313	$17,171

Bookings from Continuing Operations:
Papermaking Systems	$93,965	$56,933	$259,797	$196,712
Fiber-based Products	1,304	1,469	7,112	6,133

	$95,269	$58,402	$266,909	$202,845

Capital Expenditures from Continuing Operations:
Papermaking Systems	$1,371	$650	$5,281	$1,710
Corporate and Fiber-based Products	138	93	192	325

	$1,509	$743	$5,473	$2,035

	Three Months Ended		Nine Months Ended
Cash Flow and Other Data from Continuing Operations	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010

Cash Provided by Operations	$12,293	$6,012	$19,499	$14,420
Depreciation and Amortization Expense	2,100	1,926	5,947	5,281

Balance Sheet Data			Oct. 1, 2011	Jan. 1, 2011

Assets
Cash and Cash Equivalents			$46,851	$61,805
Restricted Cash			1,188	-
Accounts Receivable, net			55,523	49,897
Inventories			58,540	41,628
Unbilled Contract Costs and Fees			2,628	875
Other Current Assets			10,303	9,402
Property, Plant and Equipment, net			39,111	36,911
Intangible Assets			30,011	26,793
Goodwill			107,565	97,988
Other Assets			10,155	11,473

			$361,875	$336,772
Liabilities and Shareholders' Investment
Accounts Payable			$23,655	$23,756
Short- and Long-term Debt			17,375	22,750
Other Liabilities			99,303	82,965

Total Liabilities			$140,333	$129,471
Shareholders' Investment			$221,542	$207,301

			$361,875	$336,772

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Adjusted Operating Income and Adjusted EBITDA	Three Months Ended		Nine Months Ended
Reconciliation	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010

Consolidated
Net Income Attributable to Kadant	$8,648	$4,497	$21,743	$13,328
Net Income Attributable to Noncontrolling Interest	95	69	246	152
Loss from Discontinued Operation, Net of Tax	1,156	5	1,165	14
Provision for Income Taxes	774	1,431	5,974	3,864
Interest Expense, net	132	257	467	884
Restructuring costs and other income, net (a)	(2,282)	(748)	(2,282)	(1,071)

Adjusted Operating Income (c)	8,523	5,511	27,313	17,171
Depreciation and Amortization	2,100	1,926	5,947	5,281

Adjusted EBITDA (c)	$10,623	$7,437	$33,260	$22,452

Papermaking Systems
Operating Income	$14,573	$10,101	$38,343	$27,300
Restructuring costs and other income, net (a)	(2,282)	(748)	(2,282)	(1,071)

Adjusted Operating Income (c)	12,291	9,353	36,061	26,229
Depreciation and Amortization	1,985	1,811	5,589	4,930

Adjusted EBITDA (c)	$14,276	$11,164	$41,650	$31,159

Corporate and Fiber-based Products
Operating Loss	$(3,768)	$(3,842)	$(8,748)	$(9,058)
Depreciation and Amortization	115	115	358	351

EBITDA (c)	$(3,653)	$(3,727)	$(8,390)	$(8,707)

(a)	Includes a pre-tax gain from the sale of assets of $2,282 in the three-and nine-month periods ended October 1, 2011.
Includes a pre-tax gain from the sale of assets of $748 in the three-month period ended October 2, 2010, and pre-tax gains from the sale of assets and pension curtailment of $1,252, offset by restructuring costs of $181 in the nine-month period ended October 2, 2010.

(b)	Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(c)	Represents a non-GAAP financial measure.

(d)	Geographic revenues data is attributed to regions based on selling locations. For North America and China, this usually approximates revenues based on where the equipment is shipped to and installed. Our European geographic data, however, includes revenues shipped to and installed outside of Europe, including South America, Africa, the Middle East, and certain countries in Asia (excluding China).

(e)	See reconciliation to the most directly comparable GAAP financial measure under "Adjusted Operating Income and
Adjusted EBITDA Reconciliation."

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About Kadant

Kadant is a leading supplier to the global pulp and paper industry. Our stock-preparation, fluid-handling, doctoring, and water-management equipment and systems are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our fluid-handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $270 million in 2010 and 1,600 employees in 16 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance and demand for our products. The recently filed settlement of the composites building products litigation disclosed herein is contingent upon a number of items, including the preliminary and final approval of the court, and there is no assurance that it will be approved in its present form or at all. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended July 2, 2011. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; our ability to expand capacity in China to meet demand; commodity and component price increases or shortages; international sales and operations; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; litigation and warranty costs related to our discontinued operation and the court approval of the recently filed settlement; our acquisition strategy; protection of patents and proprietary rights; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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